Exhibit 99.1

Payless ShoeSource Announces Diluted Earnings Per Share Increased 18% in the First Quarter of Fiscal 2006

          TOPEKA, Kan., May 24 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that for the first quarter of fiscal 2006, which ended April 29, 2006, diluted earnings per share increased to $0.53 from $0.45 during the first quarter of fiscal 2005.  The Company recorded net earnings of $36.0 million during the first quarter 2006 compared with $30.2 million during the first quarter 2005.

          Same-store sales increased 0.4 percent during the first quarter 2006. Company sales during the first quarter 2006 totaled $694.8 million, a (0.1) percent decrease from $695.2 million during the first quarter 2005.  Average unit retail for footwear increased by 11.2 percent, and footwear unit sales decreased by 8.6 percent relative to the same period last year.

          Gross margin was 36.8 percent of sales in the first quarter 2006 versus 35.1 percent in the first quarter 2005.  The improvement resulted primarily from favorable initial mark-on relative to last year.

          Selling, general and administrative expenses were 28.7 percent of sales in the first quarter 2006 versus 28.3 percent in the first quarter 2005.  The increase was driven primarily by higher employee relocation and recruiting costs and an increase in advertising expenses, partially offset by a decrease in employee incentive costs relative to last year.

          First quarter results include expenses relating to the Company’s adoption of SFAS 123(R), Share Based Payment, effective at the beginning of fiscal 2006.  The incremental impact of SFAS 123(R) on net earnings for the first quarter 2006 was approximately $2 million pre-tax, or ($0.02) cents per diluted share.  The Company currently estimates that the incremental impact of SFAS 123(R) on full year results for fiscal 2006 will be in the range of $8 million - $9 million pre-tax, or ($0.08) - ($0.09) per diluted share.

          The Company’s effective income tax rate was 34.9 percent during the first quarter 2006.  For the full fiscal year 2006, the effective income tax rate is expected to be approximately 35 percent, excluding discrete events.

          CEO’s Comments

          ”Our strategy is beginning to gain traction, and we are pleased with our customer’s response to our new product offerings,” said Matthew E. Rubel, Chief Executive Officer and President of Payless ShoeSource, Inc.  “We had a solid sales performance in the first quarter of 2006.  In the categories where we invested in improvements to the quality and aesthetics of our product, we were able to raise average unit retails, which drove our gross margin growth in the quarter.”

          Balance Sheet

          The Company ended the first quarter 2006 with cash, cash equivalents and short-term investments of $411 million, a decrease of $27 million over the cash, cash equivalents and short-term investment balance as of the end of fiscal 2005.

          Total inventories at the end of the first quarter 2006 were $378 million, compared to $384 million at the end of first quarter 2005.  Inventory per store at the end of the first quarter decreased by 0.6 percent compared to the same period last year.  The Company’s inventory is well positioned, with a low level of aged merchandise.

          In April 2006, Payless amended its $200 million Senior Secured Revolving Credit Facility.  The amendment extends the term of the Revolving Credit Facility until January 15, 2011 and reduces the associated borrowing fees and unused line fees.  The Company may borrow up to $200 million through the Revolving Credit Facility, subject to a sufficient borrowing base.  There were no borrowings on the Company’s Revolving Credit Facility outstanding as of the end of the first quarter 2006.

          Capital Expenditures

          Cash used for capital expenditures was $23 million during the first quarter 2006.  During fiscal year 2006, Payless expects capital expenditures to be approximately $120 million.

          Store Count

          In the first quarter 2006, the Company opened 21 new stores and closed 24, for a net decrease of 3 stores.  The Company also relocated 31 stores.  The store count as of the end of the first quarter 2006 was 4,602.  During fiscal year 2006, the Company intends to open approximately 80 new stores and close approximately 60, for a net increase of approximately 20 stores.  The Company also intends to relocate approximately 130 stores.

          Share Repurchase

          The Company’s capital allocation strategy is designed to fund both the necessary investment to improve the business and, when cash reserves are adequate, to use free cash flow to return more immediate value to shareowners.

          During the first quarter of 2006, the Company repurchased $26 million, or approximately 1.2 million shares of common stock under its stock repurchase program.  Under the indenture governing the Company’s 8.25% Senior Subordinated Notes, the Company may repurchase approximately an additional $26 million of common stock.  This limit will continue to adjust quarterly based on the Company’s net earnings.

          Fiscal 2006 Outlook

          Payless ShoeSource remains committed to its long-standing goal to achieve low single-digit positive same-store sales on a consistent basis, through successful execution of its merchandising strategies.  The Company does not provide guidance for sales, earnings or margins.  However, the Company’s business model and strategy is designed to leverage its sales performance, and the goal is to achieve earnings per share growth in the mid-teens over time.

          Additional financial metrics for fiscal 2006 are expected to include:

--	Depreciation and amortization of approximately $90 - $95 million;
--	Cash used for capital expenditures are planned at $120 million; and,
--	Working capital should be approximately neutral, subject to normal seasonal fluctuations.

          Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere, dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value.  As of the end of the first quarter 2006, the Company operated a total of 4,602 stores.  In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

          This release contains forward-looking statements relating to such matters as anticipated financial performance, expansion opportunities, consumer spending patterns, capital expenditure plans, business prospects, products, future store openings and closings, possible strategic initiatives and similar matters.  Forward-looking statements are identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or variations of such words.  A variety of known and unknown risks and uncertainties and other factors could cause actual results and expectations to differ materially from the anticipated results or expectations which include, but are not limited to: changes in consumer spending patterns; changes in consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; the financial condition of the Company’s suppliers and manufacturers; changes in existing or potential duties, tariffs or quotas; changes in relationships between the United States and foreign countries, changes in relationships between Canada and foreign countries; economic and political instability in foreign countries, or restrictive actions by the governments of foreign countries in which suppliers and manufacturers from whom the Company sources are located or in which the Company has retail locations or otherwise does business; changes in trade, intellectual property, customs and/or tax laws; fluctuations in currency exchange rates; availability of suitable store locations on acceptable terms; the ability to terminate leases on acceptable terms; the ability to hire and retain associates; performance of other parties in strategic alliances; general economic, business and social conditions in the countries from which we source products, supplies or have or intend to open stores, performance of partners in joint ventures; the ability to comply with local laws in foreign countries; threats or acts of terrorism; strikes, work stoppages and/or slow downs by unions that play a significant role in the manufacture; distribution or sale of product; congestion at major ocean ports; changes in the value of the dollar relative to the Chinese Yuan and other currencies.  Please refer to the Company’s 2005 Annual Report on Form 10-K for the fiscal year ended January 28, 2006 for more information on these and other risk factors that could cause actual results to differ. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

          [Unaudited Condensed Consolidated Statements of Earnings, Balance Sheets and Statements of Cash Flows Attached]

          NOTE REGARDING ATTACHMENTS:

--

The unaudited condensed consolidated statements of earnings, balance sheets and statements of cash flows have been prepared in accordance with the Company’s accounting policies as described in the Company’s 2005 Form 10-K, on file with the Securities and Exchange Commission, are subject to reclassification, and should be read in conjunction with the 2005 Annual Report to Shareowners.  In the opinion of management, this information is fairly presented, and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of  the results for the interim periods have been included.

PAYLESS SHOESOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	13 Weeks Ended

(Millions, except per share data)	April 29 2006	April 30 2005

Net sales	$694.8	$695.2
Cost of sales	439.1	450.8

Gross margin	255.7	244.4
Selling, general and administrative expenses	199.7	196.7
Restructuring charges	—	0.7

Operating profit from continuing operations	56.0	47.0
Interest expense, net	0.1	3.2

Earnings from continuing operations before income taxes and minority interest	55.9	43.8
Provision for income taxes	19.5	12.5

Earnings from continuing operations before minority interest	36.4	31.3
Minority interest, net of income taxes	—	0.4

Net earnings from continuing operations	36.4	31.7
Loss from discontinued operations, net of income taxes and minority interest	0.4	1.5

Net earnings	$36.0	$30.2

Basic earnings per share:
Earnings from continuing operations	$0.55	$0.47
Loss from discontinued operations	(0.01)	(0.02)

Basic earnings per share	$0.54	$0.45

Diluted earnings per share:
Earnings from continuing operations	$0.54	$0.47
Loss from discontinued operations	(0.01)	(0.02)

Diluted earnings per share	$0.53	$0.45

Basic weighted average shares outstanding	66.6	67.1
Diluted weighted average shares outstanding	67.6	67.2

PAYLESS SHOESOURCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(dollars in millions)	April 29, 2006	April 30, 2005	January 28, 2006

ASSETS
Current assets:
Cash and cash equivalents	$335.9	$245.8	$378.9
Short-term investments	75.1	57.5	59.0
Restricted cash	2.0	2.0	2.0
Inventories	378.0	383.9	333.0
Current deferred income taxes	19.3	20.9	20.2
Other current assets	59.6	56.9	59.8
Current assets of discontinued operations	1.3	4.8	1.6

Total current assets	871.2	771.8	854.5
Property and Equipment:
Land	7.7	8.3	7.7
Property, buildings and equipment	1,202.9	1,189.4	1,186.3
Accumulated depreciation and amortization	(822.1)	(785.8)	(807.9)

Property and equipment, net	388.5	411.9	386.1
Favorable leases, net	17.0	20.8	18.2
Deferred income taxes	28.9	35.6	27.5
Goodwill	5.9	5.9	5.9
Other assets	22.9	23.1	22.3

TOTAL ASSETS	$1,334.4	$1,269.1	$1,314.5

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$0.4	$1.5	$0.4
Notes payable	2.0	2.0	2.0
Accounts payable	175.4	169.8	168.9
Accrued expenses	160.8	158.2	163.8
Current liabilities of discontinued operations	2.8	5.0	3.4

Total current liabilities	341.4	336.5	338.5
Long-term debt	202.9	204.3	204.2
Other liabilities	111.0	95.8	109.3
Minority interest	11.0	8.6	10.5
Commitments and contingencies Shareowners’ equity	668.1	623.9	652.0

TOTAL LIABILITIES AND SHAREOWNERS’ EQUITY	$1,334.4	$1,269.1	$1,314.5

PAYLESS SHOESOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	13 Weeks Ended		Year ended

(dollars in millions)	April 29, 2006	April 30, 2005	January 28, 2006

OPERATING ACTIVITIES:
Net earnings	$36.0	$30.2	$66.4
Loss from discontinued operations, net of income taxes and minority interest	0.4	1.5	3.7
Adjustments for non-cash items:
Cumulative effect of change in accounting principle, net of income taxes and minority interest	—	—	4.1
Loss on impairment and disposal of assets	1.7	2.4	9.8
Depreciation and amortization	22.6	23.0	90.5
Amortization of deferred financing costs	0.3	0.3	1.2
Share-based compensation expense	2.8	0.2	1.3
Deferred income taxes	0.4	1.7	13.7
Minority interest, net of income taxes	—	(0.4)	1.4
Income tax benefit of stock option exercises	0.4	—	6.5
Accretion of investments	(0.7)	—	(1.3)
Changes in working capital:
Inventories	(44.5)	(38.7)	13.4
Other current assets	(0.8)	(1.2)	(1.2)
Accounts payable	6.6	10.7	7.9
Accrued expenses	(5.5)	4.1	9.6
Other assets and liabilities, net	(0.1)	2.4	6.6
Net cash used in discontinued operations	(0.7)	(7.7)	(8.3)

Cash flow provided by operating activities	18.9	28.5	225.3

INVESTING ACTIVITIES:
Payments for capital expenditures	(23.0)	(21.8)	(64.4)
Proceeds from sale of property and equipment	1.0	—	1.2
Restricted cash	—	1.0	1.0
Purchases of investments	(74.8)	(47.7)	(146.4)
Sales and maturities of investments	59.4	11.5	110.0

Cash flow used in investing activities	(37.4)	(57.0)	(98.6)

FINANCING ACTIVITIES:
Repayment of notes payable	—	(1.0)	(1.0)
Issuance of debt	—	1.2	1.2
Repayment of debt	(1.4)	—	(1.5)
Payment of deferred financing costs	0.2	—	—
Issuances of common stock	2.4	0.7	49.6
Purchases of common stock	(26.6)	(2.1)	(71.2)
Contributions by minority owners	1.0	0.2	0.9
Distributions to minority owners	(0.6)	—	—

Cash flow used in financing activities	(25.0)	(1.0)	(22.0)

Effect of exchange rate changes on cash	0.5	2.0	0.9
(Decrease) increase in cash and cash equivalents	(43.0)	(27.5)	105.6
Cash and cash equivalents, beginning of period	378.9	273.3	273.3

Cash and cash equivalents, end of period	$335.9	$245.8	$378.9

SOURCE  Payless ShoeSource, Inc.
          -0-                                        05/24/2006
          /CONTACT:  Ron Cooperman of Payless ShoeSource, Inc., +1-785-295-6026/
          /Company News On-Call:  http://www.prnewswire.com/comp/136152.html /
          /Web site:  http://www.paylessinfo.com /